UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Travelzoo Inc.

(Name of Registrant as Specified In Its Charter)

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Travelzoo Inc.
590 Madison Avenue, 37th Floor
New York, NY 10022

April 29, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Travelzoo Inc. on June 3, 2008. We will hold the meeting at 590 Madison Avenue, 21st Floor, New York, New York 10022 at 10:00 a.m. local time.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to Travelzoo’s activities and operating performance is contained in our 2007 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, which is also enclosed.

Whether or not you plan to attend the Annual Meeting of Stockholders, please vote your shares via mail with the enclosed proxy card. Please note that you can attend the meeting and vote in person, even if you have previously voted by proxy. If you plan to attend the meeting in person, please provide advance notice to Travelzoo by checking the box on your proxy card. In addition, you may provide notice to Travelzoo that you plan to attend in person by delivering written notice to Travelzoo’s Corporate Secretary at 590 Madison Avenue, 37th Floor, New York, New York 10022.

If you hold your shares in street name through a bank, broker, or other nominee, please bring identification and proof of ownership, such as an account statement or letter from your bank or broker, for admittance to the meeting. An admission list containing the names of all of those planning to attend will be placed at the registration desk at the entrance to the meeting. You must check in to be admitted.

Travelzoo will make available an alphabetical list of stockholders entitled to vote at the meeting for examination by any stockholder during ordinary business hours at Travelzoo’s principal executive offices, located at 590 Madison Avenue, 37th Floor, New York, New York 10022, for ten days prior to the meeting. A stockholder may examine the list for any legally valid purpose related to the meeting.

On behalf of the entire Board of Directors, we look forward to seeing you at the meeting.

Sincerely,

Ralph Bartel
Chairman of the Board of Directors, President,
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS (PROXY ITEM NO. 1)
Appendix A: Audit Committee Charter

TRAVELZOO INC.
590 Madison Avenue 37th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 3, 2008

To the Stockholders of Travelzoo Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Travelzoo Inc., a Delaware corporation, will be held on Thursday, June 3, 2008, at 10:00 a.m., local time, at 590 Madison Avenue, 21st Floor, New York, New York 10022, for the following purposes:

1. To elect five directors for terms expiring in 2009; and

2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only stockholders of record at the close of business on April 28, 2008 may vote at the Annual Meeting. Your vote is important. Whether you plan to attend the Annual Meeting or not, please cast your vote by completing, dating and signing the enclosed proxy card and returning it via mail to the address indicated. If you attend the meeting and prefer to vote in person, you may do so even if you have previously voted by proxy.

By Order of the Board of Directors,

TRAVELZOO INC.

WAYNE LEE
Corporate Secretary

PROXY STATEMENT
FOR THE TRAVELZOO INC.
2008 ANNUAL MEETING OF STOCKHOLDERS

Why am I receiving these proxy materials?

Travelzoo’s Board of Directors is soliciting proxies to be voted at the 2008 Annual Meeting of Stockholders. This proxy statement includes information about the issues to be voted upon at the meeting.

On or about May 10, 2008, we intend to mail these proxy materials to all stockholders of record at the close of business on April 28, 2008. On the record date, there were 14,250,479 shares of our common stock outstanding.

Where and when is the Annual Meeting?

The Annual Meeting of Stockholders will take place on June 3, 2008 at 590 Madison Avenue, 21st Floor, New York, New York 10022. The meeting will begin at 10:00 a.m. local time.

What am I voting on?

We are asking our stockholders to elect five directors.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on April 28, 2008, the record date. These shares include:

•	Shares held directly in your name as the “stockholder of record” and

•	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

If I am a stockholder of record, how can I vote my shares?

You can vote by proxy or in person.

How do I vote by proxy?

If you are a stockholder of record, you may vote your proxy by mail. If you receive a paper copy of the Proxy Statement, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. If you receive the Proxy Statement via e-mail, please print the attached proxy card, date and sign it, and return it via mail to Travelzoo Inc., Attention: Corporate Secretary, 590 Madison Avenue, 37th Floor, New York, New York 10022.

If you vote by proxy, the persons named on the card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director or any other proposals properly brought before the Annual Meeting. If you sign your proxy card and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time of submitting this Proxy Statement for printing, we knew of no matter that is required to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy before the Annual Meeting,

•	Notify our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy, or

•	Vote in person at the Annual Meeting.

How do I vote in person?

If you are a stockholder of record, you may cast your vote in person at the Annual Meeting.

If I hold shares in street name, how can I vote my shares?

You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet or by mail. Please refer to the voting instruction card included in the materials provided by your broker or nominee.

What vote is required to approve each proposal?

Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote. Our directors are elected by a plurality of votes, which means that the nominees who receive the greatest number of votes will be elected. Under our bylaws, a majority of the shares present at the meeting in person or by proxy is required for approval of all other items.

In order to have a valid stockholder vote, a stockholder quorum must exist at the Annual Meeting. A quorum will exist when stockholders holding a majority of the outstanding shares of our stock are present at the meeting, either in person or by proxy.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted (“broker non-votes”) will not have any effect with respect to such proposals. Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals and the beneficial owner has not instructed the broker how to vote on these proposals.

Ralph Bartel holds an aggregate of 7,741,375 shares of our common stock, representing approximately 54.3% of the outstanding shares as of March 31, 2008. He has indicated that he intends to vote in favor of all of the director nominees.

Who is paying the costs of soliciting these proxies?

We are paying the cost of preparing, printing, mailing and otherwise distributing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. A few of our officers and employees may also participate in the solicitation, without additional compensation, by telephone, e-mail, other electronic means, or in person.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2008, which we intend to file on or before August 11, 2008. You can obtain a copy of the Form 10-Q by logging on to Travelzoo’s investor relations Web site at www.travelzoo.com/ir, by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our Web site does not constitute part of this proxy statement.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

Under Travelzoo’s certificate of incorporation, the number of directors of Travelzoo is fixed, and may be increased or decreased from time to time, by resolution of the Board of Directors. Each director holds office for a term of one year, until the annual meeting of stockholders next succeeding the director’s election and until a successor is elected and qualified or until the earlier resignation or removal of the director. Mr. Ralph Bartel, Mr. Holger Bartel, Mr. Ehrlich, Mr. Neale-May, and Ms. Urso are currently directors of Travelzoo.

Nominees for a One-Year Term That Will Expire in 2009:

The ages, principal occupations, directorships held and other information as of March 31, 2008, with respect to our nominees are shown below.

Name	Age	Position

Ralph Bartel, Ph.D.(2)	42	Chairman of the Board of Directors, President, and Chief Executive Officer
Holger Bartel, Ph.D.	41	Director
David J. Ehrlich(1)	45	Director
Donovan Neale-May(1)(3)	55	Director
Kelly M. Urso(1)(2)(3)	42	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Disclosure Committee

Each of the director nominees listed above was elected to be a director at the Company’s Annual Meeting of Stockholders held on June 14, 2007. Our board of directors has determined that each of Mr. Ehrlich, Mr. Neale-May, and Ms. Urso meet the independence requirements of the listing standards of the NASDAQ Stock Market (the “NASDAQ”).

Ralph Bartel, Ph.D., founded Travelzoo in 1998 and has served as our Chairman of the Board of Directors, President and Chief Executive Officer since inception. Prior to September 2006, Mr. Bartel also served as the Company’s Chief Financial Officer. Prior to his founding of Travelzoo, from 1996 to 1997, Mr. Bartel was a Managing Assistant at Gruner + Jahr AG, the magazine division of Bertelsmann AG. Mr. Bartel holds a Ph.D. in Communications from the University of Mainz, Germany, a Ph.D. in Economics from the University of St. Gallen, Switzerland, an MBA in Finance and Accounting from the University of St. Gallen, Switzerland, and a Master’s degree in Journalism from the University of Eichstaett, Germany.

Holger Bartel, Ph.D., has served as a director since June 2005. Mr. Bartel served as the Company’s Executive Vice President from 2001 to 2007 after serving as Vice President of Sales and Marketing since 1999. From 1995 to 1998, Mr. Bartel was an Engagement Manager at McKinsey & Company in Los Angeles. From 1992 to 1994, Mr. Bartel was a research fellow at Harvard Business School. Mr. Bartel holds an MBA in Finance and Accounting and a Ph.D. in Economics from the University of St. Gallen, Switzerland. He is the brother of Ralph Bartel.

David J. Ehrlich has served as a director since February 1999. Since March 2007, Mr. Ehrlich has served as Chief Executive Officer of ParAccel, Inc., a technology company. From 2003 to 2006, Mr. Ehrlich was Senior Vice President, Marketing and Chief Strategy Officer of NetIQ Corporation. From 1998 to 2002, Mr. Ehrlich was Vice President, Product Management and Strategic Partnering for Visual Networks, Inc. From 1993 to 1998, Mr. Ehrlich worked as a consultant for McKinsey & Company. Mr. Ehrlich holds a bachelor’s degree in Sociology from Stanford University, a Master’s degree in Industrial Engineering from Stanford University, and an MBA from Harvard Business School.

Donovan Neale-May has served as a director since February 1999. Mr. Neale-May is the president and managing partner of GlobalFluency, Inc., a global organization of independent marketing and communication firms with 70 offices in over 40 countries. Since 1987, Mr. Neale-May has been managing and running his own marketing public relations agency business, Neale-May & Partners, operating from Silicon Valley and New York offices.

Previously, Neale-May held senior positions with marketing, promotions and PR agencies, such as Ogilvy & Mather, in Silicon Valley, New York, London and Los Angeles. During his 30 years as an international marketing and brand strategist, Neale-May has consulted with over 300 leading multi-nationals, new venture starts and emerging growth companies. Neale-May is the founder and executive director of the Chief Marketing Officer (CMO) Council, a global affinity network of more than 3,000 senior marketing and branding executives. Mr. Neale-May is a journalism graduate of Rhodes University in South Africa and serves on the board of trustees for the Rhodes University Trust, USA.

Kelly M. Urso has served as a director since February 1999. Since 2003, Ms. Urso has been a principal at K. M. Urso & Company, LLC. From 2001 to 2003, Ms. Urso was a tax attorney with Reynolds & Rowella LLP. From 1997 to 2001, Ms. Urso was the leader of the expatriate tax group at General Electric International, Inc. Ms. Urso holds a bachelor’s degree in business administration from the University of Cincinnati and a Juris Doctor degree from the Thomas M. Cooley Law School in Lansing, Michigan.

The Board of Directors is not aware that any nominee named in this Proxy Statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the named designees to vote for a replacement nominee if the Board of Directors names one.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.

Board Meetings and Committees

The Board of Directors has appointed an Audit Committee, a Compensation Committee, and a Disclosure Committee. Below is a table indicating the membership of each of the Audit Committee, Compensation Committee, and Disclosure Committee and how many times the Board of Directors and each such committee met in fiscal year 2007. Each of Mr. Ralph Bartel, Mr. Holger Bartel, Mr. Ehrlich, Mr. Neale-May, and Ms. Urso attended at least 75 percent of the total number of meetings of the Board of Directors and of the committees on which he or she serves.

	Board	Audit	Compensation	Disclosure

Mr. Ralph Bartel	Chair		Chair
Mr. Holger Bartel	Member
Mr. Ehrlich	Member	Chair
Mr. Neale-May	Member	Member		Member
Ms. Urso	Member	Member	Member	Chair
Number of 2007 Meetings	4	5	3	4

The Company does not require that directors attend the Annual Meeting. None of the directors attended the 2007 Annual Meeting.

Audit Committee

The Audit Committee’s primary responsibilities are to oversee and monitor (i) the integrity of Travelzoo’s financial statements, (ii) the qualifications and independence of our independent registered public accounting firm, (iii) the performance of our independent registered public accounting firm and internal audit staff, and (iv) the compliance by Travelzoo with legal and regulatory requirements. A complete description of the committee’s responsibilities is set forth in its written charter, a copy of which is attached as Appendix A. The Audit Committee is responsible for appointing the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee is composed solely of independent directors as defined in the listing standards of the NASDAQ. The Board has determined that Mr. Neale-May qualifies as an audit committee financial expert within the definition of SEC regulations.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers and directors, and makes recommendations to the Board of Directors regarding such matters. The Compensation Committee also approves the Company’s non-equity incentive plans. The Compensation Committee further reviews and discusses with management the Compensation Discussion and Analysis section of this Proxy Statement. The Compensation Committee does not have a charter. The Report of the Compensation Committee is included on page 12.

Disclosure Committee

The Disclosure Committee’s primary responsibilities are (i) to design, establish and evaluate controls and other procedures that are designed to ensure the accuracy and timely disclosure of information to the SEC and investment community and (ii) to review and supervise preparation of all SEC filings, press releases and other broadly disseminated correspondence.

Nominating Committee

Travelzoo does not have a nominating committee of the Board of Directors. Since it is a “Controlled Company” under Rule 4350-4 of the NASDAQ Manual, on account of the stock ownership by Ralph Bartel, such a committee is not required. Through his share ownership, Mr. Ralph Bartel is in a position to control Travelzoo and to elect our entire Board of Directors. Mr. Ralph Bartel considers candidates for director nominees.

Communications With Directors

The board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the board, or the non-management directors as a group, any board committee or any chair of any such committee by mail. To communicate with the board of directors, any individual directors or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, NY 10022.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for the board of directors will be forwarded promptly to the addressee. In the case of communications to the board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the correspondence is addressed.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Travelzoo specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Audit Committee oversees Travelzoo’s financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the financial statements and reporting processes including the systems of internal controls, while the independent auditors are responsible for performing an independent audit of Travelzoo’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the independent auditors regarding the Company’s audited consolidated financial statements. The committee discussed with Travelzoo’s independent auditors the overall scope and plan for their audit. The committee met, at least quarterly, with the independent auditors, with and without management present, and discussed the results of their examinations, their evaluations of Travelzoo’s internal controls, and the overall quality of Travelzoo’s financial reporting. Management represented to the committee that Travelzoo’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, including their judgments as to the quality, not just the acceptability, of Travelzoo’s accounting principles and such other matters as are required to be discussed with the committee under auditing standards of the PCAOB.

Travelzoo’s independent auditors also provided to the committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent auditors that firm’s independence, including those matters required to be discussed by Statement on Auditing Standards No. 61.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC. The committee has not yet selected Travelzoo’s independent auditors for fiscal year 2008.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that Travelzoo’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the committee to conduct investigations or to assure compliance with laws and regulations and Travelzoo’s business conduct policies.

Audit Committee

David J. Ehrlich (Chairman)
Donovan Neale-May
Kelly M. Urso

Director Compensation

Directors who are employees of the Company or its subsidiaries do not receive compensation for serving as directors. Directors who are not employees of the Company or its subsidiaries are entitled to receive certain retainers and fees. On June 8, 2007, the Compensation Committee reviewed its director compensation policy and determined that no adjustments to this director compensation policy were necessary. The retainers and meeting fees are as follows:

•	Annual board member retainer — $30,000;

•	Audit committee chair retainer — $30,000;

•	Fee for attendance of a board meeting — $1,680;

•	Fee for attendance of an Audit Committee meeting — $2,800;

•	Fee for attendance of a Disclosure Committee meeting — $1,680;

•	Fee for attendance of a Compensation Committee meeting — $2,800; and

•	Fee for attendance of a strategy meeting — $4,480.

We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending meetings.

The following table shows compensation information for Travelzoo’s non-employee directors for fiscal year ended December 31, 2007.

					Change in
					Pension Value
					and Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)		Total ($)

Mr. Holger Bartel	—	—	—	—	—	115,902	(1)	115,902
Mr. Ehrlich	85,200	—	—	—	—	—		85,200
Mr. Neale-May	59,120	—	—	—	—	—		59,120
Ms. Urso	64,720	—	—	—	—	—		64,720

(1)	In November 2007, Mr. Holger Bartel resigned as Executive Vice President of the Company. Mr. Bartel is currently employed as a consultant to the Company. Pursuant to the terms of his consulting agreement, he is paid a daily rate for his consulting services to the Company.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the amount of our common stock beneficially owned as of March 31, 2008 by (a) each director and nominee, (b) each named executive officer, (c) all executive officers and directors as a group, and (d) each person known by the Company, as of December 31, 2007, to beneficially own more than 5% of the outstanding shares of common stock. In general, shares “beneficially owned” include those shares a person has or shares the power to vote, or the power to dispose of.

	Beneficial Ownership
	Number of	Percent
Beneficial Owner	Shares(1)	of Total(2)

Directors and Named Executive Officers
Holger Bartel(3)	100,149	*
Ralph Bartel(4)	9,912,791	60.36%
David J. Ehrlich	—	—
C.J. Kettler	—	—
Wayne Lee	—	—
Christopher Loughlin	1,070	*
Donovan Neale-May	—	—
Raymond Ng	—	—
Max Rayner	—	—
Kelly M. Urso(5)	17,725	*
Jason Yap	—	—
Directors and executive officers as a group (11 persons)(6)	10,031,735	60.94%
Persons Owning More Than 5% of Common Stock
JPMorgan Chase & Co.(7)	1,394,579	9.79%
270 Park Avenue
New York, New York 10017
Barclays Global Investors, NA(8)	928,332	6.51%
45 Fremont Street
San Francisco, California 94105

*	Less than 1%

(1)	Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all their shares of common stock.

(2)	For each person and group indicated in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 14,250,479 shares of common stock outstanding as of March 31, 2008, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after March 31, 2008.

(3)	Holger Bartel indirectly holds 1% of Azzurro Capital Inc., which is the holder of 7,819,571 shares and options to purchase 2,193,349 shares, through HBT Corporation LLC. Includes options to purchase 21,933 shares which are currently exercisable or will be exercisable within 60 days of March 31, 2008.

(4)	Ralph Bartel indirectly holds 99% of Azzurro Capital Inc., which is the holder of 7,819,571 shares and options to purchase 2,193,349 shares, through the Ralph Bartel 2005 Trust. Includes options to purchase 2,171,416 shares which are currently exercisable or will be exercisable within 60 days of March 31, 2008.

(5)	Consists of options to purchase 17,725 shares which are currently exercisable or will be exercisable within 60 days of March 31, 2008.

(6)	Includes options to purchase 2,211,074 shares which are currently exercisable or will be exercisable within 60 days of March 31, 2008.

(7)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008 by JPMorgan Chase & Co. As of December 31, 2007, 1,394,579 shares were beneficially held by JPMorgan Chase & Co. of which it possessed sole voting power to 1,242,131 shares and sole dispositive power to 1,394,579 shares.

(8)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008 by Barclays Global Investors, NA. As of December 31, 2007, 928,332 shares were beneficially held by Barclays Global Investors, NA and its affiliated entities of which it possessed sole voting power to 740,542 shares and sole dispositive power to 928,332 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and the beneficial holders of more than 10% of the Company’s common stock are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such directors, executive officers and beneficial holders of more than 10% of the Company’s common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such forms furnished to the Company or written representations from reporting persons, we believe that during fiscal 2007, all Section 16(a) filing requirements were satisfied on a timely basis.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer, our Chief Financial Officer, and our Controller for North America. This code of ethics is posted on our Web site located at www.corporate.travelzoo.com/governance. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our Web site, at the address and location specified above. A copy of the code of ethics is also available in print to stockholders and interested parties without charge upon written request delivered to our Corporate Secretary at Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, NY 10022.

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program

The following Compensation Discussion and Analysis, or “CD&A,” describes our overall compensation philosophy and the primary components of our compensation program. Furthermore, the CD&A explains the process by which the Compensation Committee or “Committee” determined the 2007 compensation for our Chief

Executive Officer, Chief Financial Officer and other most highly compensated officers. We refer to these individuals collectively as the “named executives” or the “named executive officers.”

Compensation Philosophy and Objectives

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to our long-term business success, and align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Committee.

We believe that achievement of these compensation program objectives enhances long-term profitability and stockholder value. The elements utilized to help achieve the Committee’s objectives include the following:

•	Accountability for Individual Performance. Compensation should in large part depend on the named executive’s individual performance in order to motivate and acknowledge the key contributors to our success.

•	Recognition for Business Performance. Compensation should take into consideration our overall financial performance and overall growth.

•	Attracting and Retaining Talented Executives. Compensation should generally reflect the competitive marketplace and be designed to attract and retain superior employees in key competitive positions.

We implement our compensation philosophy through setting base salaries for our executive officers, through the use of our executive bonus plan and through reviewing and approving other terms of employment agreements.

Compensation Determination Process

Compensation Committee Members.  The Committee is responsible for establishing, overseeing and reviewing executive compensation policies and for approving, validating and benchmarking the compensation and benefits for named executive officers. The Committee is also responsible for determining the fees paid to our outside directors. The Committee includes Mr. Ralph Bartel (Chair) and Ms. Kelly M. Urso. Ms. Urso satisfies the independence requirements of the NASDAQ. The Compensation Committee does not have a charter.

Role of Management.  During 2007, the Committee engaged in its annual review of executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance. In the course of its review, the Committee considered the advice and input of the Company’s CEO and data prepared by management, including a comparison of the current compensation of the named executive officers with publicly available industry data from The Wall Street Journal. The Wall Street Journal data utilized by the Committee included salary and total compensation information based on the title, job description, and geographic location of similarly situated executives. The most significant aspects of the CEO’s role in the compensation determination process are evaluating employee performance, establishing business performance targets, goals and objectives and recommending salary and bonus levels.

The Committee compared the compensation received by the Company’s named executive officers with the levels of compensation received by similarly situated executives in the same geographic location in light of the named executives’ responsibilities, performance, experience and tenure, in order to arrive at the total compensation package for each of the named executive officers. In some cases, the compensation package that the Committee awarded a named executive officer was at or below the median compensation received by executives per The Wall Street Journal data, while in other instances the compensation was higher due to the executive’s responsibilities, performance, experience and tenure.

Mr. Bartel did not participate in the determination of his compensation during 2007. The Committee did not engage an outside consulting firm to provide advice on executive compensation.

Components of Executive Compensation

The Committee has structured an executive compensation program comprised of base salary, cash bonus and non-equity incentive pay.

Base Salary.  The Committee considered two types of potential base salary increases for the named executive officers in 2007: (1) “merit increases” based upon each named executive’s individual performance; and/or (2) “market adjustments” based upon the salary range for similarly situated executives.

In determining merit increases, the Committee considers the specific responsibilities of the executive and the executive’s overall performance and tenure with the Company. In addition, the Committee also considers the CEO’s evaluation of each named executive officer in making the decision regarding merit increases.

The Committee determines any market adjustments based on the Committee’s comparison of the executive’s compensation with statistical information on average compensation for similarly situated executives that is publicly available through The Wall Street Journal.

During 2007, the Committee increased the salaries of the named executive officers as follows:

•	Ralph Bartel’s base salary increased from $367,500 to $382,200 effective July 1, 2007;

•	Wayne Lee’s base salary increased from $170,000 to $200,000 effective February 1, 2007, increased from $200,000 to $208,000 effective July 1, 2007, and increased from $208,000 to $240,000 effective January 1, 2008; and

•	Christopher Loughlin’s base salary increased from $400,362 to $416,377 effective July 1, 2007.

Mr. Ralph Bartel’s base salary is below the average base salary of chief executive officers working in New York City per The Wall Street Journal.

Executive Bonus Plan.  We believe that the Executive Bonus Plan provides the Company with a valuable tool to assist in focusing executives on accomplishing operational and financial objectives over the Company’s quarterly periods. The plan is designed to reward the Company’s executives for achieving their quarterly targets as set per the Company’s operating budget.

On April 6, 2007 the Committee adopted the North America Executive Bonus Plan, as amended and restated effective as of January 1, 2007 and determined that Ms. Shirley Tafoya, and of the named executive officers, Mr. Ralph Bartel and Mr. Wayne Lee, would be eligible to participate in the North America Executive Bonus Plan. Ms Tafoya, Mr. Bartel and Mr. Lee are collectively referred to in this section as the “participating executives.”

Effective as of January 1, 2007, the participating executives were eligible to receive a bonus of $50,000 per quarter upon the attainment of all of the following goals as set forth in the Company’s Annual Operating Budget:

•	100% of Revenue target;

•	100% of Pro Forma Operating Income target;

•	100% of the U.S. Top 20 Subscribers target;

•	100% of the Canada Top 20 Subscribers target; and

•	There are not more than two customers that account for 10% or more of the Company’s worldwide consolidated revenues for the quarter and no single customer accounts for more than 17% of the Company’s worldwide consolidated revenues for the quarter.

If one or more of the above targets were not met, the participating executives were eligible to receive a bonus of $25,000 per quarter upon attainment of all of the following goals as set forth in the Company’s Annual Operating Budget:

•	98% of Revenue target;

•	90% of Pro Forma Operating Income target;

•	Within 50,000 subscribers of achieving the U.S. Top 20 Subscribers target or exceeding the target;

•	Within 25,000 subscribers of achieving the Canada Top 20 Subscribers target or exceeding the target; and

•	There are not more than two customers that account for 10% or more of the Company’s worldwide consolidated revenues for the quarter and no single customer accounts for more than 17% of the Company’s worldwide consolidated revenues for the quarter.

The Company’s Annual Operating Budget relates to the Company’s operations in North America, is set at the beginning of the year by the CEO and provides quarterly targets for revenues, operating expenses, operating income, net income, subscribers, headcount, and other financial and non-financial performance metrics. The Company reserves the right to amend the Annual Operating Budget at any time and for any reason. The second set of quarterly targets were met for the first quarter of 2007 and a $25,000 bonus was paid in April 2007 to the participating executives. The quarterly targets were not met for the second, third and fourth quarters of 2007 and no bonuses were paid to the participating executives.

Other Incentive Bonus Pay.  In 2007, Mr. Christopher Loughlin, Ms. Shirley Tafoya, Mr. Raymond Ng, and Mr. Jason Yap also received incentive bonuses pursuant to the terms of their employment agreements.

Prior to April 1, 2007.  pursuant to the terms of Ms. Tafoya’s employment agreement dated May 8, 2001, as amended, Ms. Tafoya received a quarterly commission equal to 1.0% of the Company’s net advertising revenues generated from the sales of advertising on the Travelzoo Web site and the Top 20 newsletter. The commission is capped at $42,878, 1.0% of the Company’s net advertising revenues in the second quarter of fiscal year 2003. In 2007, Ms. Tafoya received a commission of $42,878 for the first quarter of 2007, which represented the maximum capped amount of the commission.

Pursuant to the terms of Mr. Loughlin’s employment agreement dated May 16, 2005, as amended July 12, 2006 and as amended July 1, 2007, Mr. Loughlin is eligible to receive quarterly and annual bonuses. Mr. Loughlin’s bonuses are payable in British pounds and have been translated into U.S. dollars for the purposes of this summary. Mr. Loughlin is eligible to receive the following quarterly bonuses:

	Quarterly Bonus
Criteria	Payment

Revenue goal as defined in the official budget for Europe is met		$15,014
Net income goal as defined in the official budget for Europe is met		$15,014
Subscriber goal as defined in the official budget for Europe is met		$15,014
Performance evaluation by the Chairman of the Company	Up to $	15,014
Total	Up to $	60,056

Under the terms of the annual bonus plan set forth in Mr. Loughlin’s employment agreement, Mr. Loughlin is eligible to receive 20% of Travelzoo Europe’s pro forma operating income generated from operations in Europe and such amount is not capped. In 2007, Mr. Loughlin received $105,096 and $65,003 pursuant to the quarterly and annual bonus plans, respectively, set forth in his employment agreement.

Pursuant to the terms of Mr. Ng’s employment agreement dated February 5, 2007, Mr. Ng is eligible to receive quarterly bonuses and a guaranteed annual bonus. Mr. Ng’s bonuses are payable in Hong Kong dollars and have been translated into U.S. dollars for the purposes of this summary. Mr. Ng is eligible to receive the following quarterly bonuses:

	Quarterly Bonus
Criteria	Payment

Revenue goal as defined in official budget for Relevant Territory is met		$7,503
Operating income goal as defined in official budget for Relevant Territory is met		$7,503
Subscriber goal as defined in the official budget for Relevant Territory is met		$7,503
Performance evaluation by the CEO of Travelzoo Inc.	Up to $	7,503
Total	Up to $	30,012

Pursuant to the terms of Mr. Ng’s employment agreement, for the first twelve months of employment, the Company guaranteed payment of $30,012 per quarter for the quarterly bonus.

Under the terms of the guaranteed annual bonus plan set forth in Mr. Ng’s employment agreement, Mr. Ng is eligible to receive a guaranteed annual bonus of $100,041 on or before the last day of each calendar year provided that Mr. Ng’s employment has not been terminated on or before the last day of such calendar year. In 2007, Mr. Ng received $100,040 and $100,041 pursuant to the quarterly and guaranteed annual bonus plans, respectively, set forth in his employment agreement.

Pursuant to the terms of Mr. Yap’s employment agreement dated February 20, 2007, Mr. Yap is eligible to receive quarterly bonuses. Mr. Yap’s bonuses are payable in Hong Kong dollars and have been translated into U.S. dollars for the purposes of this summary. Mr. Yap is eligible to receive the following quarterly bonuses:

	Quarterly Bonus
Criteria	Payment

Revenue goal as defined in official budget for Relevant Territory is met		$6,256
Operating income goal as defined in official budget for Relevant Territory is met		$6,256
Subscriber goal as defined in the official budget for Relevant Territory is met		$6,256
Performance evaluation by the CEO of Travelzoo Inc.	Up to $	6,256
Total	Up to $	25,024

Pursuant to the terms of Mr. Yap’s employment agreement, for the first twelve months of employment, the Company guaranteed payment of $25,024 per quarter for the quarterly bonus.

In 2007, Mr. Yap received $75,072 pursuant to the quarterly bonus plan as set forth in his employment agreement.

Other Compensation-Related Matters

Perquisites and Additional Benefits.  The Company seeks to maintain an open and inclusive culture in its facilities and operations among executives and other Company employees. Accordingly, the Company does not provide executives with reserved parking spaces or separate dining or other facilities, nor does the Company have programs for providing personal-benefit perquisites to executives, such as permanent lodging, club dues or defraying the cost of personal entertainment. Named executive officers and employees may seek reimbursement for business related expenses in accordance with our business expense reimbursement policy.

Employment Agreements.  The Company has entered into employment agreements with the named executive officers, some of which contain severance and change of control provisions. The terms of such employment agreements are described in more detail below in Employment Agreements and Potential Payments Upon Termination or Change-in-Control. The Committee believes these agreements are appropriate for a number of reasons including the following:

•	the agreements assist in attracting and retaining executives as we compete for talented employees in a marketplace where such agreements are commonly offered;

•	the change in control provisions require terminated executives to execute a release in order to receive severance benefits; and

•	the change in control and severance provisions help retain key personnel during rumored or actual acquisitions or similar corporate changes.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Travelzoo specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Company’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Compensation Committee

Ralph Bartel (Chairman)
Kelly M. Urso

Compensation Committee Interlocks and Insider Participation

During 2007, Ralph Bartel, our Chief Executive Officer, and Kelly M. Urso were members of the Compensation Committee. Mr. Ralph Bartel did not participate in the determination of his compensation as an executive officer during 2007. In 2007, there were no transactions between the Company and Mr. Ralph Bartel, other than the payment of Mr. Ralph Bartel’s salary and reimbursement of Company-related expenses.

Summary Compensation Table

The following summary compensation table sets forth information concerning the compensation to our Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers, and Shirley Tafoya during the fiscal year ended December 31, 2007.

									Non-Equity
					Stock	Option	Incentive Plan		All Other
	Fiscal	Salary	Bonus		Awards	Awards	Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)		($)	($)	($)(1)		($)		($)

Ralph Bartel	2007	322,004	—		—	—	25,000	(10)	—		347,004
Chairman, President, and Chief Executive Officer	2006	329,723	1,500	(6)	—	—	15,000	(10)	1,500	(17)	347,723
Wayne Lee(2)	2007	201,500	—		—	—	25,000	(10)	1,500	(18)	228,000
Chief Financial Officer	2006	154,083	1,500	(6)	—	—	—		3,000	(18)	158,583
Christopher Loughlin(3)	2007	408,369	—		—	—	170,099	(11)	28,586	(19)	607,054
Executive Vice President, Europe	2006	293,490	1,500	(6)	—	—	144,944	(12)	16,396	(19)	456,330
Raymond Ng(4)	2007	233,421	—		—	—	200,081	(13)	3,360	(20)	436,862
Executive Vice President, Asia	2006
Shirley Tafoya	2007	475,133	25,000	(7)	—	—	67,878	(14)	1,500	(18)	569,511
Senior Vice President of Sales	2006	338,250	2,750	(8)	—	—	186,510	(15)	1,500	(17)	529,010
Jason Yap(5)	2007	130,560	40,039	(9)	—	—	75,077	(16)	2,437	(20)	248,113
Executive Vice President, Japan, India and Australia	2006

(1)	The amounts reflected in this column reflect the performance-based cash awards paid to the named executives under our Executive Bonus Plan and pursuant to certain employment agreements, as discussed in the Compensation Discussion and Analysis above. These amounts were paid during fiscal 2007 and fiscal 2006 with the exception of amounts due for the fourth quarter of 2006, which were paid in January 2007, and the amounts due for the fourth quarter of 2007, which were paid in January 2008.

(2)	Mr. Lee became the Chief Financial Officer on September 17, 2006. Mr. Ralph Bartel fulfilled the duties of this position prior to Mr. Lee’s appointment.

(3)	Mr. Loughlin’s compensation is denominated in British pounds and was translated into U.S. dollars using the average 2007 and 2006 daily exchange rates of £1 = $2.00181 and £1 = $1.8426, respectively, per OANDA Corporation.

(4)	Mr. Ng commenced employment in March 2007. Mr. Ng’s compensation is denominated in Hong Kong dollars and was translated into U.S. dollars using the average 2007 daily exchange rate of HKD$1 = $0.12818 per OANDA Corporation.

(5)	Mr. Yap commenced employment in May 2007. Mr. Yap’s compensation is denominated in Hong Kong dollars and was translated into U.S. dollars using the average 2007 daily exchange rate of HKD$1 = $0.12818 per OANDA Corporation.

(6)	Amount consists of a $1,500 bonus payment made to all employees of the Company as of the end of March 31, 2006.

(7)	Amount consists of a discretionary employee bonus award.

(8)	Amount consists of a $1,500 bonus payment made to all employees of the Company as of the end of March 31, 2006 and a discretionary $1,250 employee bonus award.

(9)	Amount consists of a sign-on bonus per the terms of Mr. Yap’s employment agreement.

(10)	Amounts consist of bonuses earned during fiscal 2006 and 2007 under our Executive Bonus Plan.

(11)	Amounts consist of bonuses earned during fiscal 2007 per the terms of Mr. Loughlin’s employment agreement.

(12)	Of this amount, $129,944 was earned during fiscal 2006 under the Quarterly Performance Bonus Plan per the terms of Mr. Loughlin’s employment agreement and $15,000 was from bonuses earned during fiscal 2006 under our Executive Bonus Plan.

(13)	Amounts consist of bonuses earned during fiscal 2007 per the terms of Mr. Ng’s employment agreement.

(14)	Of this amount, $42,878 was from commissions earned during fiscal 2007 under the terms of Ms. Tafoya’s employment agreement and $25,000 was from bonuses earned during fiscal 2007 under our Executive Bonus Plan.

(15)	Of this amount, $171,510 was from commissions earned during fiscal 2006 under the terms of Ms. Tafoya’s employment agreement and $15,000 was from bonuses earned during fiscal 2006 under our Executive Bonus Plan.

(16)	Amounts consist of bonuses earned during fiscal 2007 per the terms of Mr. Yap’s employment agreement.

(17)	Amount consists of gross-up for taxes on bonus payments.

(18)	For 2007, amount consists of the Company’s matching contribution of $1,500 under the tax-qualified 401(k) Plan. For 2006, amount consists of the Company’s matching contribution of $1,500 under the tax-qualified 401(k) Plan and $1,500 for the gross-up for taxes on bonus payments.

(19)	For 2007, amount consists of the Company’s contribution to the UK Employee Pension Contribution Plan. For 2006, amount consists of the Company’s contribution of $15,449 to the UK Employee Pension Contribution Plan and $947 for the gross-up of taxes on bonus payments.

(20)	Amount consists of the Company’s contribution to the Mandatory Provident Fund.

Grants of Plan-Based Awards in 2007

The following table sets forth certain information with respect to non-equity incentive plan awards granted to each of our named executive officers during the fiscal year ended December 31, 2007.

	Estimated Possible Payouts Under
	Non-Equity Incentive Plan Awards
	Threshold	Target
Name	($)	($)

Ralph Bartel(1)	—	200,000
Wayne Lee(1)	—	200,000
Chris Loughlin(2)	—	240,224
Raymond Ng(3)	—	200,081
Shirley Tafoya(1)	—	200,000
Shirley Tafoya(4)	—	42,878
Jason Yap(5)	—	75,077

(1)	Amount represents the potential quarterly bonus payments under the terms of the Executive Bonus Plan. The business measurements and performance goals for determining the payout are described in the Compensation Discussion & Analysis.

(2)	Amount represents the potential quarterly bonus payments under the terms of Mr. Loughlin’s employment agreement. Mr. Loughlin was also eligible for an annual bonus payment which did not have a targeted payout amount, as the amount that Mr. Loughlin may receive for such bonus is not capped. The measurements for determining the quarterly and annual payouts are described in the Compensation Discussion & Analysis.

(3)	Amount represents the potential quarterly bonus payments and guaranteed annual bonus payment under the terms of Mr. Ng’s employment agreement. The measurements for determining the quarterly and annual payouts are described in the Compensation Discussion & Analysis.

(4)	Amount represents the potential commission payments under the terms of Ms. Tafoya’s employment agreement. The measurement for determining the payout are described in the Compensation Discussion & Analysis.

(5)	Amount represents the potential quarterly bonus payments under the terms of Mr. Yap’s employment agreement. The measurements for determining the quarterly and annual payouts are described in the Compensation Discussion & Analysis.

Outstanding Equity Awards at December 31, 2007

The following table sets forth certain information concerning equity awards for each of our named executive officers that remained outstanding as of December 31, 2007.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Ralph Bartel	29,700	—	2.00	10/30/2011
Ralph Bartel	4,950	—	3.00	3/25/2012

Option Exercises and Stock Vested

For the year ended December 31, 2007, there were no option exercises or stock vested.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

The Company has employment agreements with its named executive officers and certain other employees. The employment agreements as of December 31, 2007 with the Company’s named executive officers are described below.

Mr. Ralph Bartel entered into an employment agreement with the Company on April 1, 2000. Pursuant to the terms of the agreement, Mr. Ralph Bartel is an at-will employee and the Company or Mr. Ralph Bartel may terminate the agreement, with or without cause, upon two weeks prior written notice. Mr. Ralph Bartel is not entitled to receive any severance or change of control benefits under the terms of the agreement. Mr. Ralph Bartel is paid a base salary and is eligible to participate in the Company’s Executive Bonus Plan. In addition, Mr. Ralph Bartel is entitled to participate in or receive such benefits under the Company’s employee benefits plans and policies as may be in effect from time to time.

Mr. Ralph Bartel agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Ralph Bartel agreed to not, directly or indirectly, perform services for, or engage in, any business competitive with the Company during the period of his employment. He also agreed to not, directly or indirectly, solicit the Company’s customers or employees during the term of his employment and for a period of one year thereafter.

Mr. Wayne Lee entered into an employment agreement with the Company on December 9, 2005. Pursuant to the terms of the agreement, Mr. Lee is an at-will employee and the Company or Mr. Lee may terminate the agreement, with or without cause, upon two weeks prior written notice. Mr. Lee is not entitled to receive any severance or change of control benefits under the terms of the agreement. Mr. Lee is paid a base salary and is eligible to participate in the Company’s Executive Bonus Plan. In addition, Mr. Lee is entitled to participate in or receive such benefits under the Company’s employee benefits plans and policies as may be in effect from time to time.

Mr. Lee agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Lee agreed to not, directly or indirectly, perform services for, or engage in, any business competitive with the Company or solicit the Company’s customers or employees during the term of his employment and for a period of one year thereafter.

Ms. Shirley Tafoya entered into an employment agreement with the Company on May 8, 2001. Pursuant to the terms of the agreement, Ms. Tafoya is an at-will employee and the Company or Ms. Tafoya may terminate the agreement, with or without cause, upon two weeks prior written notice. However, if Ms. Tafoya’s employment is terminated at any time due to a change of control (as defined in the agreement) or if she is not offered a position of comparable pay and responsibilities in the same geographic area in which she worked immediately prior to a change of control, Ms. Tafoya will be entitled to receive her base salary and medical benefits for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Ms. Tafoya was terminated by the Company as of December 31, 2007 following a change of control of the Company, Ms. Tafoya would be entitled to receive $259,005 and the Company would incur additional expenses for medical benefits of approximately $7,491.

Ms. Tafoya is paid a base salary and is eligible to participate in the Company’s Executive Bonus Plan. Prior to April 1, 2007, Ms. Tafoya also received a 1.0% commission on net advertising revenues (as defined in the agreement) generated from the sales of advertising on the Travelzoo Web site and the Top 20 newsletter; such commission is capped at $42,878, 1.0% of the Company’s net advertising revenues in the second quarter of 2003. In addition, Ms. Tafoya is entitled to participate in or receive such benefits under the Company’s employee benefits plans and policies as may be in effect from time to time.

Ms. Tafoya agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of her employment and to assign all of her interest in any and all such discoveries and work product to the Company. Furthermore, Ms. Tafoya agreed to not, directly or indirectly, solicit the Company’s customers or employees during the term of her employment and for a period of one year thereafter.

Mr. Christopher Loughlin entered into an employment agreement with the Company on May 16, 2005 as amended on July 12, 2006 and further amended on August 13, 2007. The term of the agreement is from May 16, 2005 to June 30, 2010, after which time either party may terminate the agreement, with or without cause, upon twelve months prior written notice. During the initial term, the Company can terminate the agreement for cause (as defined in the agreement) without any severance obligations. The Company can also terminate the agreement without cause by making a payment equal to the amount of base salary that Mr. Loughlin would be entitled to receive during the balance of the initial term or any notice period. Assuming that Mr. Loughlin was terminated by the Company without cause as of December 31, 2007, Mr. Loughlin would be entitled to receive $1,040,941.

Mr. Loughlin is paid a base salary and is entitled to certain annual and quarterly bonuses. See Components of Executive Compensation — Other Incentive Bonus Pay above for a description of such bonuses. Mr. Loughlin is also eligible to participate in the Company’s UK Employee Pension Contribution Program, pursuant to which the Company contributes 7% of his base salary to the pension. Mr. Loughlin is also entitled to participate in any private health insurance scheme that may be arranged by the Company for its executives.

Mr. Loughlin agreed to not, directly or indirectly, engage or become interested in any business competitive with the Company during the term of the agreement. In addition, Mr. Loughlin agreed to not, directly or indirectly, solicit any of the Company’s customers or perform services for, or engage in, any business competitive with the Company for a period for six months after the termination of his employment. Mr. Loughlin also agreed that the Company will own any inventions or intellectual property created during the term of his employment and to assign all of his interest in any such intellectual property to the Company.

Mr. Raymond Ng entered into an employment agreement with the Company on February 5, 2007. The term of the agreement is from March 1, 2007 to February 29, 2008, after which time either party may terminate the agreement, with or without cause, upon three months prior written notice. During the initial term, the Company can terminate the agreement for cause (as defined in the agreement) without any severance obligations. The Company can also terminate the agreement without cause by making a payment equal to the amount of base salary and pro-rata amount of the quarterly bonus that Mr. Ng would be entitled to receive during the balance of the initial term or any notice period. Assuming that Mr. Ng was terminated by the Company without cause as of December 31, 2007, Mr. Ng would be entitled to receive $100,038.

Mr. Ng agreed to not, directly or indirectly, engage or become interested in any business competitive with the Company during the term of the agreement. In addition, Mr. Ng agreed to not, directly or indirectly, solicit any of the Company’s customers or perform services for, or engage in, any business competitive with the Company for a period for twelve months after the termination of his employment.

Mr. Jason Yap entered into an employment agreement with the Company on February 20, 2007. The term of the agreement is from May 6, 2007 to May 5, 2008, after which time either party may terminate the agreement, with or without cause, upon three months prior written notice. During the initial term, the Company can terminate the agreement for cause (as defined in the agreement) without any severance obligations. The Company can also terminate the agreement without cause by making a payment equal to the amount of base salary and pro-rata amount of the quarterly bonus that Mr. Yap would be entitled to receive during the balance of the initial term or any notice period. Assuming that Mr. Yap was terminated by the Company without cause as of December 31, 2007, Mr. Yap would be entitled to receive $104,135.

Mr. Yap agreed to not, directly or indirectly, engage or become interested in any business competitive with the Company during the term of the agreement. In addition, Mr. Yap agreed to not, directly or indirectly, solicit any of the Company’s customers or perform services for, or engage in, any business competitive with the Company for a period for twelve months after the termination of his employment.

Certain Relationships and Related Party Transactions

The Company maintains policies and procedures to ensure that our directors, executive officers and employees avoid conflicts of interest. Our Chief Executive Officer, Chief Financial Officer and Controller are subject to our Code of Ethics and each signs the policy to ensure compliance. Our Code of Ethics requires our leadership to act with honesty and integrity, and to fully disclose to the Audit Committee any material transaction that reasonably could be expected to give rise to an actual or apparent conflict of interest. The Code of Ethics requires that our leadership obtain the prior written approval of the Audit Committee before proceeding with or engaging in any conflict of interest.

Our Audit Committee Charter further provides that the Audit Committee will review all related party transactions and potential conflict of interest situations involving the Company’s principal stockholders, directors or senior management. Upon notice of a potential conflict of interest, the Audit Committee will evaluate the transaction to determine if it is in the Company’s best interests and whether, in the Audit Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party.

In 2007, there were no related party transactions exceeding $120,000 between the Company and its directors, executive officers or principal stockholders.

Independent Public Accountants

KPMG LLP (“KPMG”) served as Travelzoo’s independent registered public accounting firm for our 2007 fiscal year. KPMG representatives are not expected to be present at the Annual Meeting or to make a formal statement. Consequently, representatives of KPMG will not be available to respond to questions at the meeting.

The Audit Committee has not yet selected our independent registered public accounting firm for our 2008 fiscal year. The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. This review has not yet been completed. Based upon the results of this review, the Audit Committee will determine which independent registered public accounting firm to engage to perform our annual audit. Stockholder approval of our accounting firm is not required by our bylaws or otherwise required to be submitted to the stockholders.

Principal Accountant Fees and Services

During fiscal year 2006 and 2007, KPMG charged fees for services rendered to Travelzoo as follows:

Service	2006 Fees	2007 Fees

Audit fees(1)	$736,240	$855,101
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$736,240	$855,101

(1)	Audit fees consisted of fees for professional services rendered for the annual audit of Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and audit services rendered in connection with other statutory or regulatory filings.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2006 and 2007, all services provided by KPMG were pre-approved by the Audit Committee in accordance with this policy

Voting

Under the Delaware General Corporation Law and our certificate of incorporation and bylaws, the presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of our stock is necessary to constitute a quorum of stockholders to take action at the Annual Meeting. Once a quorum of stockholders is established, the affirmative vote of a plurality of the shares, which are present in person or represented by proxy at the Annual Meeting, is required to elect each director. The affirmative vote of a majority of the shares entitled to vote and present in person or by proxy in favor of any other matter properly brought before the Annual Meeting is required to approve of such action.

Shares represented by proxies which are marked “vote withheld” with respect to the election of any person to serve on the Board of Directors will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” with respect to any other proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote.

Shares represented by proxies which deny the proxy-holder discretionary authority to vote on any other proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote.

We know of no matters to come before the Annual Meeting except as described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Stockholder Proposals for the 2009 Annual Meeting

Proposals of eligible stockholders intended to be presented at the 2009 Annual Meeting must be received by us by January 10, 2009 for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

If a stockholder wishes to present a proposal at Travelzoo’s Annual Meeting in the year 2009 or to nominate one or more directors and the proposal is not intended to be included in Travelzoo’s proxy statement relating to that meeting, the stockholder must give advance written notice to Travelzoo by March 15, 2009. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement.

Any such notice must be delivered or mailed to our Corporate Secretary, at Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, New York 10022. Any stockholder desiring a copy of our bylaws will be forwarded one upon written request.

Householding

As permitted by applicable law, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the Proxy Statement.

The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies, or requests for a single copy to be delivered to a shared address should be directed to Investor Relations, Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, New York 10022 or by telephone at (212) 484-4900.

Other

We will bear the cost of solicitation of proxies.  Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally or by telephone, but such persons will not be specifically compensated for such services. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred in connection therewith.

Even if you plan to attend the meeting in person, please sign, date and return the enclosed proxy promptly in accordance with the instructions shown on the enclosed proxy. You have the power to revoke your proxy, at any time before it is exercised, by giving written notice of revocation to our Corporate Secretary or by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and casting a contrary vote. All shares represented by proxies received in time to be counted at the Annual Meeting will be voted. Your cooperation in giving this your immediate attention will be appreciated.

RALPH BARTEL
Chairman of the Board of Directors, President,
and Chief Executive Officer
590 Madison Avenue, 37th Floor
New York, New York 10022

Appendix A: Audit Committee Charter

I. STATEMENT OF PURPOSE

The Audit Committee (the “Committee”) will assist the Board of Directors (the “Board”) of Travelzoo Inc. (the “Company”) in fulfilling the Board’s oversight responsibilities with regard to the Company’s financial reporting process. The duties of the Committee are ones of oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. The primary responsibility for the Company’s financial statements and internal controls rests with the Company’s management. Similarly, it is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations or to monitor the Company’s legal compliance programs. The primary responsibility for these matters also rests with the Company’s management. The Board recognizes that the Committee necessarily will rely on the advice and information it receives from the Company’s management and independent auditors. Recognizing these inherent limits on the scope of the Committee’s review, however, the Board expects the Committee to exercise independent judgment in assessing the quality of the Company’s financial reporting process and its internal controls. The Board also expects that the Committee will maintain free and open communication with the other directors, the Company’s independent auditors and the financial management of the Company.

II. COMPOSITION OF THE AUDIT COMMITTEE

The Committee shall be comprised of at least three members of the Board, with the number of members to be determined from time to time by the Board. The members shall be designated by the Board, and the composition of the Committee shall, in the judgment of the Board, be such as to comply with (i) Rule 4350(d)(2) of The NASDAQ Stock Market Rules, or the applicable rule governing audit committees of such other national market system or exchange on which the Company’s stock may be traded from time to time, (ii) Sections 301 and 407 of the Sarbanes-Oxley Act of 2002 and any rules or regulations promulgated thereunder (the “Act”), and (iii) any successor laws, rules or regulations.

III.  MEETINGS

The Committee shall meet at least four times annually, or more frequently as the Committee may from time to time determine may be appropriate. At least quarterly, the Committee shall meet in separate executive sessions with the Company’s Chief Financial Officer, the independent auditors and the Controller. Unless the Board has previously designated the Chair, the members of the Committee shall designate a Chair by majority vote. Two or more committee members shall constitute a quorum.

At the invitation of the Chair of the Committee, the meetings will be attended by the Chair of the Board, Chief Executive Officer, Chief Financial Officer, Controller, representatives from the independent audit firm, and/or other persons as are appropriate to matters under consideration.

IV. DUTIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

The duties and responsibilities of the Committee shall include the following:

A. Independent Auditors

1. Receive the written disclosures and letter from the Company’s independent auditors contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as the same may be modified or supplemented, and discuss with the independent auditors any issues required to be discussed regarding their objectivity and independence. Receive the disclosures, as the same may be modified or supplemented, required by Section 204 of the Act, and discuss with the independent auditors any issues disclosed therein. Approve, in advance, the retention of the independent auditors for any non-audit service permissible under Sections 201 and 202 of the Act and the fee for such service. Consider any significant non-audit assignments awarded to the independent auditors and determine whether or not these have any impact on the independence of the independent auditors in the performance of the annual audit.

2. Annually evaluate the qualifications, the quality control procedures and prior performance of the Company’s current independent auditors, which shall be ultimately accountable to the Board and this Committee, as representatives of the shareholders. Based on the representations regarding independence and the results of such evaluation, determine whether to recommend to the Board that the independent auditors be reappointed or replaced and whether it is appropriate to adopt a policy of rotating on a regular basis; provided that the independent auditors must be replaced if the lead audit partner, or the audit partner responsible for reviewing the audit, has performed audit services for the Company in each of the five (5) previous fiscal years. If a determination is made to recommend that the current independent auditors be replaced, recommend to the Board such replacement.

3. Meet with the independent auditors and financial management of the Company in advance of the annual audit to review its proposed scope, the proposed scope of the quarterly reviews, and the procedures to be followed in conducting the audit and the reviews.

4. Review and approve the independent auditors’ annual engagement letter, and the compensation of the independent auditors.

5. Review with the independent auditors any matters required to be discussed by Statement of Auditing Standards No. 61, as the same may be modified or supplemented.

6. Review and discuss, prior to filing, the Company’s financial statements proposed to be included in the Company’s Annual Report on Form 10-K with the Company’s financial management and independent auditors, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements. If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Annual Report on Form 10-K.

7. Review and discuss, prior to issuance or filing, the Company’s financial statements proposed to be included in the Company’s public earnings reports and the Company’s Quarterly Reports on Form 10-Q with the Company’s financial management and independent auditors, including the results of the independent auditors quarterly reviews. The Chair of the Committee may represent the entire Committee for purposes of the Form 10-Q review.

8. Discuss at least annually with the Company’s independent auditors the following: the adequacy and effectiveness of the Company’s internal financial controls; the management letter issued by the independent auditors and management’s response thereto; actions management has taken or progress it has made in addressing issues raised by the independent auditors; any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information; any disagreements with management; and major areas of financial risk.

9. Review with management and the independent auditors any comments or inquiries from the Securities and Exchange Commission relating to the Company’s financial statements or other financial matters included in the Company’s filings with the Commission.

10. Obtain reports from management that the Company’s subsidiary(ies) are in conformity with applicable legal requirements, including disclosures of insider and affiliated party transactions.

11. Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management.

B. Management

1. Discuss at least annually with the Company’s management and outside counsel the effectiveness of the Company’s legal compliance programs, any legal matters that may have a material impact on the Company’s financial statements and any material reports or inquiries received from regulators or government agencies.

2. Review all related party transactions and potential conflict of interest situations involving the Company’s principal shareholders or members of the Board or senior management.

3. Authorize and oversee investigations deemed appropriate by the Committee into any matters within the Committee’s scope of responsibility as described in this Charter or as may subsequently be delegated to the Committee by the Board, with the power to retain independent counsel, accountants and other advisors and experts to assist the Committee if deemed appropriate and to determine appropriate compensation for such advisors.

4. Prepare the disclosure required of this Committee by S-K Item 306 of the Securities and Exchange Commission regulations to be included in the Company’s annual proxy statement.

5. Review this Charter on an annual basis and make recommendations to the Board concerning any changes deemed appropriate; ensure that this Charter is filed with the Securities and Exchange Commission, as required.

C. Other Matters

1. Establish procedures for (i) the receipt, retention and treatment of complaints receive by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

2. Report actions of the Committee periodically to the Board with such recommendations for action as the Committee deems appropriate.

3. Maintain minutes or other records, either separately or within the minutes of the Board, of meetings and activities of the Committee.

TRAVELZOO INC. ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Ralph Bartel as his/her Proxy, with full power of substitution, to represent him/her at the Annual Meeting of Stockholders of Travelzoo Inc. (the “Company”) on June 3, 2008, or any adjournments or postponements thereof. If you do not indicate how you wish to vote, the Proxy will vote for all nominees to the Board of Directors, and as he may determine, in his discretion, with regard to any other matter properly presented at the meeting. (Continued, and to be marked, dated and signed, on the other side)

TRAVELZOO INC. Mailing Instructions If you receive this proxy card via mail, please date and sign it, and return it in the postage paid envelope provided. If you receive this proxy card via e-mail, please print the proxy card, date and sign it, and return it to: Travelzoo Inc. Attention: Corporate Secretary 590 Madison Avenue 37th Floor New York, NY 10022 ÈDETACH PROXY CARD HERE: È 1. ELECTION OF FOR all nominees listed below (except as WITHHOLD AUTHORITY to vote for all DIRECTORS marked to the contrary, if any, below) nominees listed below Nominees: 01 Ralph Bartel, 02 Holger Bartel, 03 David Ehrlich, 04 Donovan Neale-May, 05 Kelly Urso. (To withhold authority to vote for an individual write that nominee’s name in the space provided below.) T 2. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE SAID MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF The undersigned hereby acknowledges receipt of the Proxy Statement and 2007 Annual Report of Travelzoo Inc. Date , 2008 (signature) Please Detach Here (signature, if jointly held) Please sign exactly as name appears at left. If stock is jointly held each owner should sign. Executors, Administrators, Trustees, Guardians and Corporate Officers should indicate their fiduciary Before Returning it in the Enclosed Envelope capacity or full title when signing. You Must Detach This Portion of the Proxy Card T MARK HERE IF YOU INTEND TO ATTEND THE MEETING